SUBSIDIARIES OF THE COMPANY


                           State of              Doing Business As
Name                       Incorporation         Name
----------------------     -----------------     ----------------------

G.B. Parfums, Inc.         Delaware              Geoffrey Beene Parfums

Halston Parfums, Inc.      Delaware              Halston Parfums